Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-171278, 333-211471, and 333-234336 on Form S-8, and Registration Statement No. 333-217867 on Form S-3 of our reports dated March 11, 2020, relating to the consolidated financial statements of RigNet, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of RigNet, Inc. and subsidiaries for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 11, 2020